UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 17, 2009

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-7935	95-1528961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 Kansas Street, El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Departure of Officer

International Rectifier Corporation (the “Company”) and Donald R. Dancer, the Company’s Executive Vice President and Chief Administrative Officer, are parties to a Compensation Agreement, dated October 29, 2007 (“Dancer Compensation Agreement”), a Severance Agreement, dated October 29, 2007 (“Dancer Separation Agreement”), a letter agreement, dated March 6, 2008 (“March 6, 2008 Agreement”), and two supplemental amendment letters, dated December 29, 2008 (“Supplemental Amendments”).

Copies of the Dancer Compensation Agreement and the Dancer Separation Agreement were filed as Exhibits 10.5 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed on November 2, 2007 and incorporated herein by reference.  A copy of the March 6, 2008 Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2008 and incorporated herein by reference.  Copies of the Supplemental Amendments were filed as Exhibits 10.11 and 10.12 to the Company’s Quarterly Report on Form 10-Q filed on February 6, 2009 and incorporated herein by reference.  The Dancer Compensation Agreement, the Dancer Separation Agreement, the March 6, 2008 Agreement and the Supplemental Amendments are collectively referred to as the “Prior Agreements.”

The Company and Mr. Dancer entered into a letter agreement dated February 17, 2009 (“February 17, 2009 Agreement”), that amends and supersedes the Prior Agreements.  The February 17, 2009 Agreement provides that, effective March 2, 2009, Mr. Dancer shall become a part-time employee with the Company at a fixed annual base salary of $225,000, with the title of ‘Senior Advisor’, and shall no longer serve in the capacity of the Company’s  Executive Vice President and Chief Administrative Officer.  As a part time employee, Mr. Dancer will not be entitled to bonus compensation or the grant of additional equity awards, but shall be entitled to all other benefits generally available to similarly situated part-time employees of the Company including, without limitation, (i) the continuation of health benefits on the same terms as available to employees of the Company, and (ii) the continued vesting of any outstanding stock options during his employment.  Mr. Dancer’s employment shall be on an at-will basis and may be terminated by either party at any time for any reason or no reason, with or without cause, on 30 days’ notice.

The February 17, 2009 Agreement additionally provides that:

(i)  As described in paragraph 3 of the March 6, 2008 Agreement, if Mr. Dancer is employed with the Company on March 1, 2009, he will receive a one-time cash retention payment of $400,000 payable within ten (10) business days after March 1, 2009.  If Mr. Dancer’s employment is terminated by the Company without “cause” before the retention payment becomes payable, he will receive a cash lump sum payment equal to the retention payment, within ten (10) business days after his employment termination date.

(ii) If Mr. Dancer’s employment is terminated for any reason other than by the Company with “cause”, Mr. Dancer shall receive the following benefits as described more fully in paragraph 4 of the March 6, 2008 Agreement:

(a) a cash amount equal to the sum of one times his annual base salary in effect on December 31, 2008 and his “target bonus” then in effect;

(b) the “employee benefits” described in Section 2(c) of the Separation Agreement, provided, however that his “employee benefits continuation period” shall be 18 months from the date of his separation from service;  and

(c) Mr. Dancer will have one year following his employment termination date to exercise any stock options that are outstanding as of his employment termination date; provided, however, his vested stock options shall be subject to all other terms and conditions of the plan and other documents under which the options were originally granted, including, without limitation, early termination upon the first to occur of (x) the maximum year term of such options upon grant or (y) a change of control of the Company, in each case on the terms provided for under the applicable option plan and option agreement.

(iii) Mr. Dancer will receive the following additional benefits under the same conditions of paragraph (ii), above: (a) job outplacement services not to exceed $50,000 in the aggregate on certain terms and conditions, and (b) the vesting of any then outstanding stock options upon his employment termination date.

For purposes of this paragraph, the terms “target bonus”, “cause”, “employee benefits” and “employee benefits continuation period” have the meanings set forth in the Dancer Separation Agreement. Mr. Dancer will only be entitled to receive the benefits described upon the execution and delivery of a release in a form similar to that set forth in the Dancer Separation Agreement.  The February 17,

2009 Agreement provides for the timing of certain benefits to allow for consistency with Section 409A of the Internal Revenue Code (the “Code”), and provides a gross-up for excise taxes under Sections 280G and 409A of the Code on certain terms and conditions consistent with similar benefits provided to Mr. Dancer under the Dancer Separation Agreement. The February 17, 2009 Agreement provides that, except as expressly set forth therein, any and all rights to benefits under the Compensation Agreement, the Separation Agreement and the Letter Agreement are waived as a result of the change in Mr. Dancer’s employment status, and the Prior Agreements are terminated as of March 2, 2009, except to the extent of provisions incorporated by reference therein.

The foregoing description of the February 17, 2009 Agreement is not complete and is qualified in its entirety by reference to the actual February 17, 2009 Agreement, a copy of which is filed as Exhibit 10.1 hereto.

5.02(e) Compensatory Arrangements of Officer

The matters described in Item 5.02(b) above regarding the compensatory arrangements of Mr. Dancer are incorporated herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Letter Agreement dated February 17, 2009, between International Rectifier Corporation and Donald R. Dancer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2009	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Lawrence A. Michlovich
Name: Lawrence A. Michlovich
Title: Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement dated February 17, 2009, between International Rectifier Corporation and Donald R. Dancer